Exhibit 99.1

Volt Information Sciences Reports Update on Short-Term Financing Program and Provides Update on Business Performance during the Fiscal Second Quarter and First Six Months 2013

New York, NY, August 7, 2013 – Volt Information Sciences, Inc. (OTC: VISI) announced the extension to December 31, 2013 of the financing facility and the requirement to provide audited financial statements for its fiscal years 2011 and 2012 under its Short-Term Financing Program ("Short Term Financing Program"). The underlying borrowing agreement was also extended to December 31, 2014 from its previous July 31, 2014 expiration date. The Company's Short-Term Financing Program provides for borrowing secured by receivables related to its staffing services business.

The Company also today provided a business update and reported selected unaudited financial information for its fiscal second quarter and first fiscal six months of 2013 ended April 28, 2013. The Company noted that due to the previously announced ongoing accounting review and the recent restatement of prior years filed with the Fiscal 2010 Form 10-K, all numbers presented in this release are estimates.

The Staffing Services Segment, which accounts for a majority of the Company's total revenue, had approximately $473 million of revenue in the second quarter 2013, a decrease of approximately $45 million compared to the same period in 2012. The second quarter of 2012 included recognition of approximately $12 million of previously deferred revenue, net of current period deferrals. Adjusting to recognize deferred revenue on a proforma basis in the period the related expenses were incurred, Staffing Services segment proforma net revenue decreased by approximately $30 million or 5.9%, from $506 million to $476 million for the three-month period.

For the first six months of 2013, the Staffing Services Segment had approximately $948 million of revenue, a decrease of approximately $48 million compared to the same period in fiscal 2012. Adjusting to recognize deferred revenue on a proforma basis in the period the related expenses were incurred, Staffing Services segment proforma net revenue decreased by approximately $34 million or 3.5%, from $982 million to $948 million for the six month period.

The decrease in revenues for both the three and six month periods was primarily due to the Company's strategic initiative to review customer accounts for profitability and renegotiate or exit unprofitable customer accounts and for the six month period a reduction in associate vendor staff on assignment. These decreases were partially offset by additional revenues from new and existing customers at lower average bill rates.

The Telecommunications Services segment reported a small operating loss for the second quarters and first six months of both 2013 and 2012 while close to breakeven results were reported from the Other segment for the second quarters of both 2013 and 2012, and a small operating profit compared to close to breakeven operating results for the Other segment in the first six months of both fiscal years. Revenue for the Computer Systems segment will be reported after the ongoing audits are completed and comprehensive financial reports filed.

Liquidity

During the first six months of fiscal 2013, the Company disbursed approximately $23 million in connection with the restatement and related investigations, generated approximately $23 million from all other operating activities, increased borrowings under the Company's short-term financing program by approximately $10 million (to approximately $130 million) and used approximately $4 million for capital expenditures. The Company's restricted cash used as collateral for foreign currency borrowings and banking facilities decreased by approximately $4 million. The approximately $130 million drawn under the Company's short-term financing program was subsequently increased to approximately $145 million in July 2013.

On April 28, 2013, the Company had cash and cash equivalents of approximately $36 million and an additional approximately $31 million of cash restricted as collateral for foreign currency credit lines and banking facilities. The Company also had approximately $20 million available from its short-term financing program. Excluding approximately $9 million of non-current debt, the Company's consolidated borrowings were approximately $156 million at April 28, 2013, which included approximately $22 million of foreign currency borrowings used to hedge net investments in foreign subsidiaries that are fully collateralized by restricted cash, and approximately $130 million drawn under the $150 million short-term financing program. As previously announced, the credit available under the short-term financing program was increased to $200 million in May 2013. The Company believes that it has sufficient liquidity to meet its business requirements at current levels.

VOLT INFORMATION SCIENCES, INC.

Condensed Statements of Cash Flows Unaudited, Estimated (in Thousands)

	Three Months Ended		Six Months Ended
	April 28, 2013	April 29, 2012	April 28, 2013	April 29, 2012
Cash and cash equivalents at beginning of the period	$25,753	$46,647	$26,731	$44,568
Cash used in connection with restatement and related investigations	(8,279)	(7,918)	(23,462)	(18,424)
Net cash (used in) provided by all other operating activities	(3,550)	(27,597)	22,952	(1,729)
Net cash used in operating activities	(11,829)	(35,515)	(510)	(20,153)
Net cash used in investing activities	(1,837)	(2,571)	(3,982)	(6,633)
Net cash restricted as collateral for borrowings	4,293	(18)	4,269	(1,355)
Net cash provided by all other financing activities	19,778	20,130	9,650	12,246
Net cash provided by financing activities	24,071	20,112	13,919	10,891
Net increase (decrease) in cash and cash equivalents	10,405	(17,974)	9,427	(15,895)
Cash and cash equivalents at end of the period	$36,158	$28,673	$36,158	$28,673

Supplemental information:
Cash paid during the period for:
Interest	$703	$697	$1,411	$1,394
Income taxes	$665	$862	$8,869	$1,778

Borrowing and Cash Positions (in Thousands)

	April 28, 2013	October 28, 2012

Cash and cash equivalents	$36,158	$26,731
Cash restricted as collateral for borrowings	31,312	35,581
Short-term investments	5,954	5,611
Total cash, cash restricted for borrowings and short-term investments	$73,424	$67,923
Short-term borrowings, including current portion of long-term debt
Short-term financing program	$130,000	$120,000
Bank loans and other	25,771	25,727
Long-term debt, excluding current portion	8,624	9,033
Total short-term borrowings and long-term debt	$164,395	$154,760

Preliminary Nature of Information

The financial information contained in this press release is preliminary and unaudited, and has been prepared by management based on currently available Company data. This financial information is subject to change upon the completion of the audit of the Company's fiscal 2013, 2012 and 2011 annual financial statements by the Company's independent accountants. The Company is in the process of completing its fiscal 2012 and 2011 annual financial statement audits after recently restating prior years' financial statements for fiscal year 2008 due to the correction of errors in the application of certain accounting principles and methodologies. There can be no assurance that the amounts reported today will not differ, including materially, from those reported when the Company files its 2013, 2012 and 2011 Form 10-Ks and other reports.

Since the audits are ongoing, the Company has limited the scope of the financial information released today to the selected unaudited financial information included in this release. The Company does not expect to be in a position to announce audited financial results for fiscal 2012 and 2011 until its independent accountants have completed their audit procedures, and Reports on Forms 10-K and 10-Q have been filed with the SEC for such related periods. Please refer to the Company's reports filed with the SEC for further information.

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base. Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for professional search and temporary/contingent personnel as well as managed services programs. Technology infrastructure services include telecommunications engineering, construction, and installation; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

Forward-Looking Statements

This press release contains forward-looking statements. Words such as "may," "will," "should," "likely," "could," "seek," "believe," "expect," "plan," "anticipate," "estimate," "optimistic," "confident," "project," "intend," "strategy," "designed to," and similar expressions are intended to identify forward-looking statements about the Company's results of operations, future plans, objectives, performance, intentions and expectations. Forward-looking statements are subject to a number of known and unknown risks, including, among others, the timing of, and effects of the continued delay in, filing the Company's financial statements with the Securities and Exchange Commission, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, and the degree of success of business improvement initiatives, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Company reports filed with the Securities and Exchange Commission.

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Contact:
James Whitney
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-7921